Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Share Purchase and Award Agreement, 2016 Equity Incentive Plan, 2020 Long-Term Incentive Plan, 2022 Long-Term Incentive Plan, and 2022 Employee Stock Purchase Plan of Skyward Specialty Insurance Group, Inc. of our reports dated April 19, 2022 (except Note 27, as to which the date is January 4, 2023), with respect to the consolidated financial statements of Skyward Specialty Insurance Group, Inc. included in its Registration Statement (Form S-1 No. 333-268326), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

January 12, 2023